UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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TERREMARK WORLDWIDE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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August 7, 2009

Dear Stockholder:

You are cordially invited to attend our 2009 annual meeting of stockholders, which will be held at 10:00 a.m. on Friday, September 11, 2009, at the NAP of the Americas, located at 50 Northeast 9th Street, Miami, Florida 33132.

At the annual meeting, you will be asked to:

(1)	elect ten (10) persons to the Board of Directors; and

(2)	transact any other business as may properly come before the annual meeting and any adjournment(s) or postponement(s) thereof.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe in more detail the matters to be presented at the annual meeting.

The Board of Directors recommends that you vote in favor of the election of the nominated directors.

Please take this opportunity to become involved in the affairs of your company. Whether or not you expect to be present at the meeting, please complete, date, sign and mail the enclosed proxy card in the envelope provided. Returning the proxy card does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

Sincerely,

Manuel D. Medina
Chairman of the Board & Chief Executive Officer

TERREMARK WORLDWIDE, INC.
One Biscayne Tower
2 South Biscayne Blvd., Suite 2800
Miami, Florida 33131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on September 11, 2009

To Our Stockholders:

The 2009 annual meeting of stockholders of Terremark Worldwide, Inc. will be held at 10:00 a.m., local time, on Friday, September 11, 2009, at the NAP of the Americas, located at 50 Northeast 9th Street, Miami, Florida 33132, for the purpose of considering and acting upon the following:

(1) elect ten (10) persons to the Board of Directors; and

(2) transact any other business as may properly come before the annual meeting and any adjournment(s) or postponement(s) thereof.

The Board of Directors is not aware of any other business scheduled for the annual meeting. Any action may be taken with respect to the foregoing proposals at the annual meeting on the date specified above or, to the extent the annual meeting is adjourned to another date, on any such date or dates to which the annual meeting is so adjourned.

Holders of record of our common stock and Series I convertible preferred stock at the close of business on July 17, 2009 are entitled to notice of, and to vote at, the meeting or at any postponements or adjournments of the meeting.

By Order of the Board of Directors,

Adam T. Smith
Secretary

Miami, Florida
August 7, 2009

YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY OR PROXIES, AS THE CASE MAY BE, AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

TERREMARK WORLDWIDE, INC.
2009 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This Proxy Statement contains information related to our annual meeting of stockholders to be held on Friday, September 11, 2009, beginning at 10:00 a.m. local time, at the NAP of the Americas, located at 50 Northeast 9th Street, Miami, Florida 33132, and at any adjournments or postponements thereof. The approximate date that this Proxy Statement, the accompanying notice of annual meeting and the enclosed form of proxy are first being sent to stockholders is on or about August 14, 2009. You should review this information in conjunction with our 2009 Annual Report to stockholders which accompanies this Proxy Statement.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, our stockholders will vote on the election of directors. In addition, we will report on our performance and respond to questions from our stockholders.

Who is entitled to vote at the meeting?

Only holders of record of our common stock and Series I convertible preferred stock at the close of business on the record date, July 17, 2009, are entitled to receive notice of the annual meeting and to vote their respective shares of our common stock and Series I convertible preferred stock that they held on that date at the meeting, or any postponements or adjournments of the meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon. Each outstanding share of Series I convertible preferred stock entitles the holder to cast votes equivalent to 3,333 shares of our common stock.

Who can attend the meeting?

All holders of our common stock and Series I convertible preferred stock as of the record date, or their duly appointed proxies, may attend. If your shares are held in the name of your broker or bank, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement, and valid picture identification.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 65,309,854 shares of our common stock and 312 shares of Series I convertible preferred stock were issued and outstanding. The shares of Series I convertible preferred stock represent an aggregate of 1,041,333 votes. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting but will not be counted as votes cast “for” or “against” any given matter.

If less than a majority of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and you attend the meeting, you may deliver your completed proxy card in person. Stockholders who hold their shares in “street name” in an account with a bank, brokerage firm or other financial intermediary, and who wish to vote at the meeting, will need to obtain a proxy from the institution that holds their shares.

Can I vote by telephone or by Internet?

If your shares are held in “street name,” you may vote by telephone or Internet. Stockholders should review their proxy card for instructions for voting by telephone or Internet. Please follow the directions on your proxy card carefully. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with Internet access, such as usage charges from Internet access providers and telephone companies that would be borne by the stockholders.

The deadline for voting by telephone or Internet is 5:00 p.m. Eastern Daylight Time on September 10, 2009.

Can I change my vote after I return my proxy card or otherwise revoke my proxy?

Yes. Even after you have submitted your proxy, you may change your vote or revoke your proxy at any time before the proxy is exercised by:

•	delivering written notice to our Corporate Secretary at Terremark Worldwide, Inc., One Biscayne Tower, 2 South Biscayne Boulevard, Suite 2800, Miami, Florida 33131;

•	executing and delivering to our Corporate Secretary at the address above a proxy bearing a later date;

•	attending the annual meeting in person, at which time the powers of the proxy holders will be suspended if you so request; or

•	submitting a telephonic or electronic vote with a later date.

Please note that your attendance at the annual meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. The Board of Directors recommends a vote for the election of the nominated slate of directors.

The Board of Directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate Board of Directors nominees. In the event that any other matter should properly come before the meeting or any Board of Directors nominee is not available for election, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each proposal?

Election of Directors.  The affirmative vote, either in person or by proxy, of a plurality of the votes cast at the meeting is required for the election of directors. This means that candidates who receive the highest number of votes are elected. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, but it will be counted for purposes of determining whether there is a quorum. Stockholders do not have the right to cumulate their votes for directors.

Other Proposals.  For any other proposal, the affirmative vote, either in person or by proxy, of a majority of the votes cast at the meeting will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, but it will be counted for purposes of determining whether there is a quorum.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who pays for the preparation of the proxy?

We will pay the cost of preparing, assembling and mailing this Proxy Statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to the beneficial owners of our common stock and our Series I convertible preferred stock and to request authority for the execution of proxies, and we may reimburse such persons for their expenses incurred in connection with these activities.

How is the meeting conducted?

The Chairman has broad authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for stockholders who wish to address the meeting. The Chairman may also exercise broad discretion in recognizing stockholders who wish to speak and in determining the extent of discussion on each item of business. In light of the number of business items on this year’s agenda and the need to conclude the meeting within a reasonable period of time, we cannot assure you that every stockholder who wishes to speak on an item of business will be able to do so. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all stockholders. Stockholders making comments during the meeting must do so in English so that the majority of stockholders present can understand what is being said.

Our principal executive offices are located at One Biscayne Tower, 2 South Biscayne Blvd., Suite 2800, Miami, Florida 33131, and our telephone number is (305) 961-3200. A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at our offices for a period of ten days immediately prior to the meeting and at the meeting itself.

Can I Obtain a Copy of This Proxy Statement on the Internet?

Yes. This Proxy Statement and our Annual Report to Stockholders are available at www.proxydocs.com/tmrk.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and file periodic reports and other information with the Securities and Exchange Commission, or the Commission. Those reports, Proxy Statements and other information concerning us may be inspected and copies may be obtained (at prescribed rates) at public reference facilities maintained by the Commission at the Public Reference Room, 100 F Street, N.E. Washington, D.C. 20549 and at the regional offices of the Commission located at 3 World Financial Center, Room 4300, New York, New York 10281 and at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. In addition, certain electronically filed documents, including current reports, quarterly reports and annual reports, can be obtained from the Commission’s website at http://www.sec.gov or our website at www.terremark.com under the Investor Relations section. In addition, we will provide without charge to each person to whom a copy of this Proxy Statement is delivered a copy of any of the foregoing documents (other than exhibits). Requests for such documents should be addressed to our Corporate Secretary at Terremark Worldwide, Inc., One Biscayne Tower, 2 South Biscayne Blvd., Suite 2800, Miami, Florida 33131. Information contained on our website is not incorporated in, and shall not form a part of, this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our capital stock as of July 28, 2009, the record date for the meeting, by:

•	each of our directors;

•	each of our executive officers;

•	all of our directors and executive officers as a group; and

•	each person known by us to beneficially own more than 5% of our outstanding common stock or Series I convertible preferred stock.

As of the record date for the meeting, 65,309,854 shares of our common stock and 312 shares of our Series I convertible preferred stock were issued and outstanding. The outstanding shares of our Series I convertible preferred stock, as of the record date, were convertible into 1,041,333 shares of our common stock.

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock or Series I convertible preferred stock subject to options, warrants or other convertible securities held by that person that are exercisable on the record date for the annual meeting or within the 60 day period thereafter are deemed outstanding for purposes of that person’s percentage ownership but not deemed outstanding for purposes of computing the percentage ownership of any other person. Ownership information for those persons who beneficially own 5% or more of our shares of common stock is based upon Schedule 13D, Schedule 13G and Form 4 filings by such persons with the Commission and other information obtained from such persons. Unless otherwise indicated, we believe that all persons named in the table below have sole voting power and investment power over all the shares beneficially owned by them.

Unless otherwise indicated, we believe that each person listed in the following table has our same address, which is c/o Terremark Worldwide, Inc., One Biscayne Tower, 2 South Biscayne Blvd., Suite 2800, Miami, Florida 33131.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership		Percent of Class (%)

Common Stock:
Cyrte Investments GP I BV	10,074,845	(1)	15.4%
Sun Equity Assets Limited	5,402,234	(2)	8.3%
Ashford Capital Management, Inc.	4,495,954	(3)	6.9%
Manuel D. Medina	4,216,372	(4)	6.5%
VMware Bermuda Limited	4,000,000	(5)	6.1%
Joseph R. Wright, Jr.	371,568	(6)	*
Guillermo Amore	340,288	(7)	*
Timothy Elwes	316,500	(8)	*
Jose A. Segrera	278,341	(9)	*
Marvin Wheeler	277,960	(10)	*
Marvin S. Rosen	190,383	(11)	*
Miguel J. Rosenfeld	167,426	(12)	*
Adam T. Smith	138,040	(13)	*
Antonio S. Fernandez	131,257	(14)	*
Jamie Dos Santos	112,500	(15)	*
Arthur L. Money	84,000	(16)	*
Rodolfo A. Ruiz	79,000	(16)	*
Series I Preferred Stock:
CRG, LLC	100	(17)	32.0%
L.S. Sarofim 2008 GRAT	66	(18)	21.1%
Guazapa Properties, Inc.	48	(19)	15.4%
Promosiones Bursatiles, S.A.	28	(20)	9.0%
Palmetto, S.A.	20	(21)	6.4%

*	Less than 1%.

(1)	Based solely on information contained in Amendment No. 8 to Schedule 13D and Form 4 filed by the holder with the SEC on October 9, 2007 and February 20, 2009. Each of Stichting Administratiekantoor Talpa Beheer, Talpa Beheer BV, Talpa Capital Holding BV, Cyrte Investments BV, Cyrte Fund I CV and Johannes Hendrikus Hubert de Mol may be deemed to be beneficial owners, as well as share the power to vote and dispose, of the shares directly owned by Cyrte Investments GP by virtue of the fact that: Stichting owns all of the outstanding capital stock of Talpa; Mr. de Mol is the sole director (bestuurder) of Talpa, an entity which has a 55% ownership interest in Talpa Capital Holding and is a limited partner of Cyrte Fund; Talpa Capital Holding has a 75% ownership interest in Cyrte Investments; Cyrte Investments is the manager of the investment portfolio held by Cyrte Fund and owns all of the outstanding capital stock of Cyrte Investments GP; and Cyrte Investments GP is the general partner of Cyrte Fund. Each of Stichting, Talpa, Talpa Capital Holding, Cyrte Investments, Cyrte Fund and Mr. de Mol disclaims beneficial ownership of such shares for all other purposes. The address of the beneficial owner is Flevolaan 41A, 411 KC Naarden P.O. Box 5081 The Netherlands.

(2)	Based solely on information contained in Form 4 filed by Francis Lee, the controlling shareholder of Sun Equity Assets Limited, with the SEC on April 9, 2007. The address of the beneficial owner is P.O. Box N-65, Charlotte House, Nassau C5.

(3)	Based solely on information contained in Schedule 13G, as amended, filed with the SEC on February 17, 2009, Ashford Capital Management, Inc. is a registered investment advisor, and the reported shares of our common stock are held in separate individual client accounts, two separate limited partnerships and six commingled fund.

(4)	Includes 211,500 shares of our common stock issuable upon exercise of options and 75,000 shares of nonvested stock. Includes 225,523 shares of our common stock which are held of record by Communications Investors Group, an entity in which Mr. Medina is a partner and holds a 50% interest. Also includes 500,000 shares of our common stock which are held of record by MD Medina Investments, LLC, an entity in which Mr. Medina is a partner and holds a controlling interest.

(5)	VMware Bermuda Limited’s address is c/o VMware, Inc., 3401 Hillview Ave., Palo Alto CA 94304.

(6)	Includes 61,500 shares of our common stock issuable upon exercise of options. Does not include 10,000 shares held in trust for the benefit of Mr. Wright’s grandchildren and 1,000 shares held by his sister with respect to which Mr. Wright disclaims beneficial ownership.

(7)	Includes 61,500 shares issuable upon exercise of options. Does not include (i) 159,393 shares and (ii) 26,667 shares which may be acquired upon the conversion of shares of series I preferred convertible stock, all of which are owned by Margui Family Partners, Ltd. with respect to Mr. Amore disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(8)	Includes 61,500 shares of our common stock issuable upon exercise of options

(9)	Includes 150,000 shares of our common stock issuable upon exercise of options and 45,833 shares of nonvested stock.

(10)	Includes 140,500 shares of our common stock issuable upon exercise of options, 45,833 shares of nonvested stock and 5,000 shares owned by Mr. Wheeler’s sister. Mr. Wheeler disclaims beneficial ownership of the shares held by his sister except to the extent of any pecuniary interest therein.

(11)	Includes 64,250 shares of our common stock issuable upon exercise of options.

(12)	Includes 61,550 shares of common stock issuable upon exercise of options and 48,412 shares held indirectly by Mr. Rosenfeld. Does not include 68,244 shares held by Mr. Rosenfeld’s children, with respect to which Mr. Rosenfeld disclaims beneficial ownership.

(13)	Includes 58,000 shares of our common stock issuable upon exercise of options and 36,667 shares of nonvested stock.

(14)	Includes 51,500 shares of our common stock issuable upon exercise of options and 6,667 shares which may be acquired upon conversion of our series I preferred convertible stock.

(15)	Includes 102,500 shares of our common stock issuable upon exercise of options and 6,666 shares of nonvested stock.

(16)	Includes 51,500 shares of our common stock issuable upon exercise of options.

(17)	Represents 100 shares of series I convertible preferred stock which are convertible into, and have voting rights equivalent to 333,333 shares of our common stock. Christian Altaba is the natural person with voting and investment control over the shares.

(18)	Represents 66 shares of series I convertible preferred stock which are convertible into, and have voting rights equivalent to 220,000 shares of our common stock. Heinrich Adolf Hans Herweg is the natural person with voting and investment control over the shares.

(19)	Represents 48 shares of series I convertible preferred stock which are convertible into, and have voting rights equivalent to 160,000 shares of our common stock. Heinrich Adolf Hans Herweg is the natural person with voting and investment control over the shares.

(20)	Represents 28 shares of series I convertible preferred stock which are convertible into, and have voting rights equivalent to 93,333 shares of our common stock. Roberto Solis Monsato is the natural person with voting and investment control over the shares.

(21)	Represents 20 shares of series I convertible preferred stock which are convertible into, and have voting rights equivalent to 66,667 shares of our common stock. Antonio De Roquerey is the natural person with voting and investment control over the shares.

Shareholders Agreement

Under the terms of a Shareholders Agreement, dated as of May 15, 2000, Sun Equity Assets Limited and Paradise Stream (Bahamas) Limited, on the one hand, and TCO Company Limited, Manuel D. Medina, Willy Bermello and ATTU Services, Inc., on the other hand, the shareholders party to the Agreement have agreed to vote in favor of the election of two nominees, as designated by Sun Equity Assets Limited, who will be elected to the executive committee of our Board of Directors. Sun Equity Assets Limited did not exercise its nominating rights during the fiscal year ended March 31, 2009. We do not currently have an executive committee.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

At the annual meeting, the stockholders will elect ten directors, each of whom will serve for a term expiring at our 2010 annual meeting of stockholders, or until his successor has been duly elected and qualified. Messrs. Manuel D. Medina, Joseph R. Wright, Jr., Guillermo Amore, Timothy Elwes, Antonio S. Fernandez, Arthur L. Money, Marvin S. Rosen, Miguel J. Rosenfeld and Rodolfo A. Ruiz currently serve as directors, and each has been reviewed and recommended for nomination by our nominating committee and nominated by our Board of Directors for re-election at the annual meeting. Sun Equity Assets Limited has not nominated any director nominee for our Board of Directors.

Cyrte Investments GP I BV, referred to as Cyrte, our largest beneficial stockholder, recommended to our Board of Directors and nominating committee that Mr. Frank Botman, a founder of Cyrte and its Managing Director and Head of the Investment Team, be nominated for election to the Board of Directors at the annual meeting. Our nominating committee conducted an extensive review of Mr. Botman’s background and qualifications and recommended to our Board of Directors that it nominate Mr. Botman to stand for election as a director at the annual meeting.

On August 5, 2009, our Board of Directors took action to expand its size from nine to ten positions, effective on the date of the annual meeting. On the same day, the Board of Directors nominated each of the director nominees named in this Proxy Statement to stand for re-election or, in the case of Mr. Botman, election at the annual meeting. If elected, Mr. Botman would fill the newly-created tenth seat on the Board.

The Board of Directors has no reason to believe that any nominee will refuse or be unable to serve if elected. However, if any of them should become unavailable to serve as a director, the Board of Directors may designate a substitute nominee or the number of directors may be reduced in accordance with our By-laws. If the Board of Directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors.

The directors standing for election or re-election are:

•	Manuel D. Medina, 56, has served as Chairman of the Board, President and Chief Executive Officer since April 2000, the date that we merged with AmTec, as well as in those positions with Terremark since its founding in 1982. In addition, Mr. Medina is a managing partner of Communication Investors Group, one of our investors. Before founding Terremark as an independent financial and real estate consulting company, Mr. Medina, a certified public accountant, worked with Price Waterhouse after earning a Bachelor of Science degree in Accounting from Florida Atlantic University in 1974.

•	Joseph R. Wright, Jr., 70, has served as our Vice Chairman of the Board since April 2000. On January 1, 2009, he became Chief Executive Officer of Scientific Games, of which he has been a member of the board since 2004 and on which he serves as Vice Chairman. Prior to his tenure as Chief Executive Officer of Scientific Games, Mr. Wright served as Chairman of Intelsat, the world’s leading provider of satellite/fiber services with a global fleet of 53 satellites servicing over 200 countries from July 2006 to

April 2008 and, prior to this position, from August 2001 to July 2006, served as Chief Executive Officer of PanAmSat, a publicly-listed satellite-based services business, which was acquired by Intelsat in 2006. Before PanAmSat, he was Chairman of GRC International Inc., a public company providing advanced information technology, Internet and software technologies to government and commercial customers, which was sold to AT&T, was Co-Chairman of Baker & Taylor Holdings, Inc., an international book/video/software distribution and e-commerce company, owned by The Carlyle Group and was Executive Vice President, Vice Chairman, and Director of W. R. Grace & Company, Chairman of Grace Energy Company and President of Grace Environmental Company. Mr. Wright also serves on the Board of Directors/Advisors of Federal Signal, the Defense Business Board, the Defense Science Board task force on interoperability, Performance Measurement Advisory Council of the Office of Management and Budget (The White House), the Network Reliability and Interoperability Council of the Federal Communications Commission, the Media Security and Reliability Council of the Federal Communications Commission, the Council on Foreign Relations, the Committee for the Responsible Federal Budget and the New York Economic Club.

•	Guillermo Amore, 70, has served as a member of our Board of Directors since February 2001. From August 2000 to February 2001, Mr. Amore served as the President and Chief Operating Officer of our wholly-owned subsidiary, Terremark Latin America, Inc., prior to which he served as Chairman and Chief Executive Officer of Spectrum Telecommunications Corporation until its acquisition. Mr. Amore has nearly 42 years of telecommunications experience, much of it focused on the developing markets of Latin America and the Caribbean. During his tenure at GTE Corporation, he built an extensive network of contacts in the region. These contacts served him well in business development and regulatory affairs during his stewardship of Grupo Isacell S.A. of Mexico and of Spectrum Telecommunications. Mr. Amore holds an MBA from Harvard University and a Bachelors degree in Science in Electrical Engineering from Pontificia Universidad Javeriana, Colombia.

•	Timothy Elwes, 73, has served as a member of our Board of Directors since April 2000. Mr. Elwes also served as a member of the Board of Directors of Timothy Elwes & Partners Ltd., a financial services company, between May 1978 and October 1994, the business of which was merged into Fidux Trust Co. Ltd. in December 1995. Since December 2000 he has served as an independent financial services consultant.

•	Antonio S. Fernandez, 69, was elected to our Board of Directors in September 2003. In 1970, Mr. Fernandez was a Systems Engineering Manager at Electronic Data Systems (EDS). In 1971, Mr. Fernandez joined duPont Glore Forgan as a Vice-President in Operations. In 1974, he joined Thomson McKinnon as Director of Operations and Treasurer. In 1979, he was Director of Operations and Treasurer at Oppenheimer & Co. Inc., where he also served as Chief Financial Officer from 1987 until 1994 and a member of the Board of Directors from 1991 until 1998. In 1991, Mr. Fernandez founded and headed the International Investment Banking Department at Oppenheimer & Co. and served in that capacity until 1999. Mr. Fernandez served on the Board of Banco Latinoamericano de Exportaciones from 1992 until 1999. He also served as Trustee of Mulhenberg College, PA from 1995 until 1998. Since June 2004, Mr. Fernandez has been a director of Spanish Broadcasting Systems, an operator of radio stations in the U.S. He graduated from Pace University, NY in 1968 with a Bachelors in Business Administration.

•	Arthur L. Money, 69, has served as a member of our Board of Directors since May 2003. Since September 2002, Mr. Money has been a member of the Board of Directors of SafeNet, a provider of Information Technology security solutions. From 1999 to 2001, Mr. Money was the Assistant Secretary of Defense (C3I) and Department of Defense CIO. Prior to this, Mr. Money served as the Assistant Secretary of the Air Force for Research, Development, and Acquisition, and was Vice President and Deputy General Manager of TRW. From 1989 to 1995, Mr. Money was President of ESL, Inc. He has received distinguished public service awards from the U.S. Department of Defense (Bronze Palm), the U.S. Air Force, and the U.S. Navy. He is currently President of ALM Consulting, specializing in command control and communications, intelligence, signal processing and information processing. Mr. Money received his Master of Science Degree in Mechanical Engineering from the University of

Santa Clara and his Bachelor of Science Degree in Mechanical Engineering from San Jose State University.

•	Marvin S. Rosen, 68, has served as a member of our Board of Directors since April 2000. Mr. Rosen is a co-founder and Chairman of the Board of Directors of Fusion Telecommunications International and served as its Vice Chairman from December 1998 to April 2000 and has served as its Chief Executive Officer since April 2000. Since 2004, Mr. Rosen has been a Managing Director at Diamond Edge Capital Partners, L.L.C. From September 1995 through January 1997, Mr. Rosen served as the Finance Chairman of the Democratic National Committee. Mr. Rosen has served on the Board of Directors of the Robert F. Kennedy Memorial since 1995 and Fusion Telecommunications International, Inc., since 1997, where he has also been Vice-Chairman since December 1998. Mr. Rosen received his Bachelor of Science degree in Commerce from the University of Virginia, his LL.B. from Dickinson School of Law and his LL.M. in Corporations from New York University Law School.

•	Miguel J. Rosenfeld, 59, has served as a member of our Board of Directors since April 2000. Since November 1991, he has served as a Senior Vice President of Delia Feallo Productions, Inc., where he has been responsible for the development of soap opera productions in Latin America. From January 1995 until May 1998, he was the Director of Affiliates and Cable for Latin America for Protele, a division of Televisa International LLC. From December 1984 until September 1998, he was a sales manager for Capitalvision International Corporation. Mr. Rosenfeld holds a Bachelor of Arts degree in Administration from the University of Buenos Aires, which he earned in 1975.

•	Rodolfo A. Ruiz, 60, has served as a member of our Board of Directors since July 2003. Since 2004, Mr. Ruiz has served as Executive Vice President — Spirits for Southern Wine and Spirits of America, Inc. From 1979 to 2003, Mr. Ruiz held a series of senior management positions within the Bacardi organization, inclusive of having served as President and Chief Executive Officer of Bacardi Global Brands, President and Chief Executive Officer of Bacardi Asia/Pacific Region, and several senior executive sales, marketing, financial and operations positions within Bacardi USA. Prior to joining Bacardi, from 1966 to 1979, Mr. Ruiz, in his capacity as a certified public accountant, served as a Senior Auditor, Senior Internal Auditor and Audit Manager with Price Waterhouse & Co. for a wide variety of public and private clients and projects in the United States and Mexico, as well as throughout Latin America, interspersed by a term, from 1973 to 1975, with International Basic Economy Corp, otherwise known as IBEC/Rockefeller Group. Mr. Ruiz holds a Bachelor of Business degree from the University of Puerto Rico.

•	Frank Botman, 43, began his career in 1989 with HSBC in Investment Management and Research, and then as a fund manager with IBM Pension Fund from 1992 to 1994 where he managed the Dutch equity portfolio and European venture capital portfolio. After working at IBM Pension Fund, Mr. Botman founded HAL Capital Management in 1994 where he served as Managing Director. He joined Cyrte Investments B.V. in 2000 (f/k/a Talpa Capital B.V.), a private investment company, as a founder and Managing Director and Head of the Investment Team. Cyrte Investments is a European investment boutique that seeks to invest in media, entertainment, telecom and technology companies. As of September 27, 2007, Cyrte Investments operates as a subsidiary of Delta Lloyd Asset Management NV. Mr. Botman currently serves on the boards of Endemol, Forthnet and RTL Nederland. Mr. Botman holds a degree in commercial economics and business administration from the HEAO Amsterdam.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

The following does not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Our business and affairs are managed under the direction of our Board of Directors, except with respect to those matters reserved to our stockholders. Our Board of Directors establishes our overall corporate policies, reviews the performance of our senior management in executing our business strategy and managing our day-to-day operations, acts as an advisor to our senior management and reviews our long-term strategic plans. Our board’s mission is to further the long-term interests of our stockholders. Members of our Board of Directors are kept informed of our business through discussions with our management, primarily at meetings of the Board of Directors and its committees, and through reports and analyses presented to them. Additionally, in the performance of their respective duties, the board and each of its three standing committees — audit, compensation and nominating and corporate governance — has the authority to retain, at our expense, outside counsel, consultants or other advisors.

Our Board of Directors held a total of five meetings and took one action by written consent during our fiscal year ended March 31, 2009. Each director except Messrs. Money and Rosen attended at least 75% of the total number of fiscal year 2009 meetings of our board and each committee on which he served. We have no formal policy regarding attendance by our directors at our annual stockholder meetings, although we encourage this attendance, and most of our directors have historically attended these meetings. Four of our directors attended last year’s annual meeting of stockholders.

Our executive officers are elected annually by our Board of Directors and serve at the discretion of the board. Our directors hold office until the expiration of their respective terms or until their successors have been duly elected and qualified.

Code of Business Conduct and Ethics

We maintain a Code of Business Conduct and Ethics that is applicable to all employees and directors. Additionally, we maintain a Code of Ethics that is applicable to our Chief Executive Officer and Senior Financial Officers. These codes require continued observance of high ethical standards, including, but not limited to, honesty, integrity and compliance with the law. The Code of Ethics for our Chief Executive Officer and Senior Financial Officers is publicly available on our website at www.terremark.com under “Investor Relations”. Additionally, amendments to or waivers from our Code of Ethics are also available on our website at the foregoing address. Violations under either code of conduct must be reported to the Audit Committee. Each of the foregoing codes of conduct may be obtained in printed form and without charge by writing to the Vice President of Investor Relations at Terremark Worldwide, Inc., One Biscayne Tower, 2 South Biscayne Blvd., Suite 2800, Miami, Florida 33131. Information contained on our website is not incorporated in, and does not form a part of, this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that our directors, executive officers and persons who beneficially own more than 10 percent of our outstanding common stock (together, “Reporting Persons”) file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Under the rules and regulations promulgated by the SEC under the Exchange Act, the Reporting Persons are required to furnish to us copies of all Section 16(a) forms they file.

To management’s knowledge, based solely upon management’s review of the copies of those reports furnished to us by the Reporting Persons and representations by such persons that no other reports were required, during the fiscal year ended March 31, 2009, the Reporting Persons satisfied all of their respective Section 16(a) filing requirements.

Communications Between Stockholders and the Board

Stockholders or other interested parties wishing to communicate with our Board of Directors should submit any communications in writing to the Board of Directors at Terremark Worldwide, Inc., One Biscayne Tower, 2 South Biscayne Blvd., Suite 2800, Miami, Florida 33131. If a stockholder would like the letter to be forwarded directly to the Chairman of the Board or to one of the Chairmen of the board’s three standing committees, he or she should so indicate. If no specific direction is indicated, the Secretary will review the letter and forward it to the appropriate member of our Board of Directors.

BOARD OF DIRECTORS COMMITTEES

Our Board of Directors has a standing audit committee, compensation committee and nominating and corporate governance committee, and our audit committee has been established in accordance with section 3(a)(58)(A) of the Exchange Act.

Audit Committee

Our audit committee consists of Messrs. Fernandez, Rosenfeld and Ruiz. Each of Messr. Fernandez and Ruiz is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K. The members of the audit committee are, and will continue to be, “independent” under the listing standards of the NASDAQ Global Market. The Board of Directors has determined that Messrs. Fernandez and Ruiz satisfy the financial literacy and experience requirements of the NASDAQ and the rules of the SEC.

The audit committee operates under a written charter, a copy of which is available on our website at www.terremark.com under “Investor Relations”. The charter is available in print to any stockholder who requests it in writing from our Vice President of Investor Relations at Terremark Worldwide, Inc., One Biscayne Tower, 2 South Biscayne Blvd., Suite 2800, Miami, Florida 33131. The audit committee represents the board in its relations with our independent auditors and oversees the financial reporting and disclosures prepared by our management. The audit committee’s functions include meeting with our management and our independent auditors, reviewing and discussing our audited and unaudited financial statements with our management, the engagement and termination of our independent auditors, reviewing with such auditors the plan and results of their audit of our financial statements, determining the independence of such auditors and discussing with management and the independent auditors the quality and adequacy of our internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002.

For the year ended March 31, 2009, the audit committee held seven meetings and took no actions by written consent. For more information regarding the functions of the Audit Committee and its activities for the year ended March 31, 2009, see the “Report of the Audit Committee” below.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Under the guidance of a written charter adopted by the Board of Directors, the Audit Committee is responsible for overseeing the company’s financial reporting process on behalf of the Board of Directors. The Audit Committee consists of three members, each of whom is “independent” as that term is defined under the applicable listing standards of the NASDAQ Global Market, the Sarbanes-Oxley Act of 2002 and applicable Commission rules.

The Sarbanes-Oxley Act of 2002 and the committee’s charter require that all services provided to us by our independent auditors be subject to pre-approval by the Audit Committee. The Audit Committee has established policies and procedures contemplated by these rules.

Management has the primary responsibility for our system of internal controls and the financial reporting process. Our independent accountants have the responsibility to (i) perform an independent audit of our financial statements and internal controls over financial reporting and (ii) express an opinion on the conformity of our financial statements with accounting principles generally accepted in the United States and the effectiveness of our internal controls over financial reporting. We have the responsibility to monitor and oversee these processes.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements for the year ended March 31, 2009, including a discussion of the quality, not just the acceptability, of the accounting principles employed, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee reviewed and discussed the consolidated financial statements for the year ended March 31, 2009 with our independent auditors. Consistent with the requirements of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, the Audit Committee discussed with the independent auditors all of the matters required to be discussed by the statement of Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the Audit Committee has received the written disclosures and the letter from our independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. As part of this review, the Audit Committee considered whether the non-audit services provided to us by the independent auditors during fiscal 2009 were compatible with maintaining their independence. Upon its review, the Audit Committee has satisfied itself as to the independence of our independent auditors.

Without management present, the Audit Committee met separately with the independent accountants to review the results of their examinations, their evaluation of the company’s internal controls, and the overall quality of the company’s accounting and financial reporting. In addition, the Audit Committee reviewed initiatives and programs aimed at strengthening the effectiveness of our internal control structure. As part of this process, the audit committee continued to monitor the scope and adequacy of the company’s internal procedures and controls.

In reliance on the reviews and discussions with management and the independent accountants referred to above, and subject to the limitations on its role and responsibilities described above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements for our fiscal year ended March 31, 2009 be included in our Annual Report on Form 10-K for fiscal 2009 filed with the Commission and in our fiscal 2009 annual report to our stockholders.

Members of the Audit Committee

Antonio S. Fernandez (Chairperson)
Rodolfo A. Ruiz
Miguel J. Rosenfeld

Compensation Committee

Our Compensation Committee consists of Messrs. Rosenfeld, Fernandez and Ruiz. The Compensation Committee is responsible for approving compensation and bonuses for our Chief Executive Officer, reviewing compensation and bonuses for our other executive officers, and for administering our Amended and Restated 1996 Stock Option Plan, our 2000 Stock Option Plan, our 2000 Directors Stock Option Plan and our 2005 Executive Incentive Compensation Plan, as amended.

The Compensation Committee operates under a written charter, a copy of which is available on our website at www.terremark.com under “Investor Relations”. Information contained on our website is not incorporated in, and does not form a part of, this Proxy Statement. The charter is available in print to any stockholder who requests it in writing from our Vice President of Investor Relations at Terremark Worldwide, Inc., One Biscayne Tower, 2 South Biscayne Blvd., Suite 2800, Miami, Florida 33131. For our fiscal year ended March 31, 2009, the Compensation Committee held five meetings and took no actions by written consent. For more information regarding the functions of the Compensation Committee and its activities during fiscal year 2009, see the “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

During the year ended March 31, 2009, our Compensation Committee was composed of Messrs. Rosenfeld Fernandez and Ruiz. No member of our Compensation Committee was an officer, employee or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock that would require disclosure in this Proxy Statement on Schedule 14A.

Nominating and Corporate Governance Committee

We have a Nominating and Corporate Governance Committee consisting of Joseph R. Wright Jr., chairman, Miguel J. Rosenfeld and Antonio S. Fernandez. Any of our stockholders wishing to recommend one or more nominees for election to the Board of Directors may send such recommendation to Mr. Wright at the Company’s address of business. Each of our committee members meets the definition of “independent” under the listing standards of the NASDAQ.

All director nominees named in this Proxy Statement are standing for re-election, except for Mr. Frank Botman, who was recommended by Cyrte Investments GP I BV to fill a newly-created vacancy on our Board.

The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our website at www.terremark.com under “Investor Relations”. The charter is available in print to any stockholder who requests it in writing from our Vice President of Investor Relations at Terremark Worldwide, Inc., One Biscayne Tower, 2 South Biscayne Blvd., Suite 2800, Miami, Florida 33131. Information contained on our website is not incorporated in, and shall not form a part of, this Proxy Statement. For the year ended March 31, 2009, the Nominating and Corporate Governance committee held no meetings and took one action by written consent.

In evaluating candidates for nomination to the Board of Directors, the committee members take into account the applicable requirements for directors under the NASDAQ rules in addition to other factors and criteria as they deem appropriate in evaluating a candidate. These factors include, but are not limited to, the nominee’s judgment, skill, integrity, diversity and business or other experience. The committee members may (but are not required to) consider candidates suggested by management or other members of the Board of Directors.

Generally, the committee members will consider candidates who have experience as a board member or senior officer of a company or who are generally recognized in a relevant field as a well-regarded practitioner, faculty member or senior government officer. The committee will also evaluate whether a candidate’s skills and experience are complementary to the existing Board of Directors members’ skills and experience as well as the Board of Directors’ need for operational, management, financial, international, technological or other expertise. Nominations for director may be made by our stockholders, provided such nominations comply with certain timing and information requirements set forth in our bylaws.

A majority of the members of our Board of Directors are independent from management. When making determinations regarding independence, the Board of Directors references the listing standards adopted by NASDAQ. In particular, our Nominating and Corporate Governance Committee periodically evaluates and reports to the board on the independence of each member of the board. The committee analyzes whether a director is independent by evaluating, among other factors, the following:

1. whether the director, or any of such person’s family members, has accepted any compensation from us in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than (i) as compensation for board or board committee service; (ii) compensation paid to a family member who is employed by us other than as an executive officer; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

2. whether the director has any material relationship with us, either directly, or as a partner, stockholder or officer of an organization with which we have a relationship;

3. whether the director is our current employee or was one of our employees within three years preceding the date of determination;

4. whether the director is, or in the three years preceding the date of determination has been, affiliated with or employed by (i) a present internal or external auditor of ours or any affiliate of such auditor or (ii) any former internal or external auditor of ours or any affiliate of such auditor, which performed services for us within three years preceding the date of determination;

5. whether the director is, or in the three years preceding the date of determination has been, part of an interlocking directorate, in which one of our executive officers serves on the compensation committee of another company that concurrently employs the director as an executive officer;

6. whether the director receives any compensation from us, other than fees or compensation for service as a member of the Board of Directors and any committee thereof, including reimbursement for reasonable expenses incurred in connection with such service, and for reasonable educational expenses associated with Board of Directors or committee membership matters;

7. whether an immediate family member of the director is one of our current executive officers or was an executive officer within three years preceding the date of determination;

8. whether an immediate family member of the director is, or in the three years preceding the date of determination has been, affiliated with or employed in a professional capacity by (i) a present internal or external auditor of ours or any of our affiliates, or (ii) any of our former internal or external auditors or any affiliate of ours which performed services for us within three years preceding the date of determination; and

9. whether an immediate family member of the director is, or in the three years preceding the date of determination has been, part of an interlocking directorate, in which one of our executive officers serves on the compensation committee of another company that concurrently employs the immediate family member of the member of the Board of Directors as an executive officer.

The above list is not exhaustive and the Nominating and Corporate Governance Committee considers all other factors which could assist it in its determination that a director has no material relationship with us that could compromise that director’s independence.

Our Nominating and Corporate Governance Committee has affirmatively determined that Messrs. Elwes, Fernandez, Wright, Rosenfeld and Ruiz are “independent” as defined by NASDAQ Stock Market Rule 5605(a)(2). Additionally, each of Messrs. Fernandez, Rosenfeld and Ruiz, who comprise our Audit Committee, are “independent” as defined by the more stringent standard contained in NASDAQ Stock Market Rule 5605(c)(2).

Members of the Nominating and Corporate Governance Committee

Joseph R. Wright Jr.
(Chairperson)
Miguel J. Rosenfeld
Antonio S. Fernandez

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers identified in the Summary Compensation Table (“Named Executive Officers”). As more fully described below, the Compensation Committee of our Board of Directors (the “Committee”) makes all decisions for the total direct compensation — that is, the base salary, incentive compensation awards and equity incentive awards — of our executive officers, including the Named Executive Officers.

Our Human Resources, Finance and Legal Department employees handle the general day-to-day design and administration of savings, health, welfare and paid time-off plans and policies applicable to salaried U.S.-based employees. The Committee (or Board) is responsible for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies with regard to our Named Executive Officers.

Compensation Program Objectives and Rewards

Our compensation philosophy is based on the premise of attracting, retaining and motivating exceptional leaders, setting high goals, working toward the common objectives of meeting the expectations of customers and stockholders, and rewarding outstanding performance. Following this philosophy, in determining executive compensation, we consider all relevant factors, such as the competition for talent, our desire to link pay with performance, the use of equity to align executive interests with those of our stockholders, individual contributions, teamwork and performance, each executive’s total compensation package, and internal pay equity. We strive to accomplish these objectives by compensating all executives with total compensation packages consisting of a combination of competitive base salary, incentive compensation and equity. When referring to our executive compensation program, we are referring to the compensation program for our Named Executive Officers.

The primary purpose of the compensation and benefits described below is to attract, retain and motivate highly talented individuals who will engage in the behaviors necessary to enable us to succeed in our mission while upholding our values in a highly competitive marketplace. Different elements are designed to engender different behaviors, and the actual incentive amounts awarded to each Named Executive Officer are subject to the annual review of the Committee. The following is a brief description of the key elements of our executive compensation structure.

•	Base salary and benefits are designed to attract and retain employees over time.

•	Incentive compensation awards are designed to focus employees on the business objectives for a particular year.

•	Equity incentive awards, such as stock options and nonvested stock, focus executives’ efforts on the behaviors within the recipients’ control that they believe are designed to ensure our long-term success as reflected in increases to our stock prices over a period of several years, growth in our profitability and other elements.

•	Severance and change in control plans are designed to facilitate our ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered. The separation benefits described below provide benefits to ease an employee’s transition due to an unexpected employment termination by us due to on-going changes in our employment needs. The change in control separation benefits described below encourages our employees to remain focused on our business in the event of rumored or actual fundamental corporate changes.

Benchmarking

When making compensation decisions, the Committee compares each element of compensation paid to our Named Executive Officers against a report showing comparable compensation metrics from a group that includes both publicly-traded and privately-held companies. The Committee believes that while such peer group benchmarks are a point of reference for measurement, they are not necessarily a determining factor in setting executive compensation as each executive officer’s compensation relative to the benchmark varies based on scope of responsibility and time in the position. In determining base salary and incentive compensation, the Committee generally uses a level equal to the second quartile as compared to the peer group.

Our peer group is composed of the following companies, which we refer to as the “Peer Companies”:

Digital River, Inc. Equinix, Inc. Internap Network Services Corporation NaviSite, Inc. Online Resources Corporation	SonicWALL, Inc. Syntel, Inc. Switch & Data Facilities Company, Inc. Tier Technologies, Inc.

The Elements of Terremark’s Compensation Program

Base Salary

Executive officer base salaries are based on job responsibilities and individual contribution. The Committee reviews the base salaries of our executive officers, including our Named Executive Officers, considering factors such as corporate progress toward achieving objectives (without reference to any specific performance-related targets) and individual performance experience and expertise. All of our Named Executive Officers have employment agreements with us that set their initial base salaries, and these agreements generally renew on an annual basis. Additional factors reviewed by the Committee in determining appropriate base salary levels and raises include subjective factors related to corporate and individual performance. For the year ended March 31, 2009, all executive officer base salary decisions were approved by the Committee.

The Committee determines base salaries for the Named Executive Officers at the beginning of each fiscal year, and the Committee proposes new base salary amounts, if appropriate, based on its:

•	evaluation of individual performance and expected future contributions;

•	review of survey data to ensure competitive compensation against the external market generally defined as the Peer Companies, where generally base salaries were in the second quartile as compared to the Peer Companies; and

•	comparison of the base salaries of the executive officers who report directly to the Chief Executive Officer to ensure internal equity.

Base salary is the only element of compensation that is used in determining the amount of contributions permitted under our 401(k) Plan.

Incentive Compensation Awards

Amounts shown as Non-Equity Incentive Plan Compensation in the Summary Compensation Table are driven by the following performance goals:

•	Revenues; and

•	Earnings before interest, taxes, depreciation and amortization, as adjusted (“EBITDA, as adjusted”)

We believe that evaluating our ongoing operating results may be difficult if limited to reviewing only financial measures under generally accepted accounting principles (“GAAP”). Accordingly, we use non-GAAP financial measures, such as EBITDA, as adjusted. By using these non-GAAP financial measures, we exclude certain items that we believe are not indicative of our current or future operating performance. These items are depreciation, amortization, integration expenses, litigation settlement and share-based payments, including share-settled liabilities.

During fiscal year 2009, the Committee approved certain performance goals and target bonus amounts for our Named Executive Officers, excluding Jamie Dos Santos, whose incentive compensation of $329,055 for the year ended March 31, 2009 was based on certain commission arrangements she has with us. We pay incentive compensation awards in cash, stock or a combination thereof at the sole discretion of the Committee. Under the terms of this incentive compensation program, each Named Executive Officer has been assigned the same annual performance target. We have determined each Named Executive Officer’s annual bonus based upon our performance as compared to the benchmark goals (the “Performance Targets”) that were approved by the Committee, and bonus amounts are prorated to the extent our performance falls between the Performance Target levels indicated in the below chart. For the year ended March 31, 2009, the Performance Targets were as follows:

	Actual Results vs Applicable Performance Target*
		0%	50% to
Performance Measure	Weighted	(No Bonus)	100%	100%

Revenues	25%	Less than $250.0	$250.0	$255.0
EBITDA, as adjusted	75%	Less than $56.0	$56.0	$58.0

*	Amounts in millions.

The following table presents information regarding the target bonus and the actual bonus paid to each of our Named Executive Officers for the year ended March 31, 2009:

				Target Goals Based
				on Actual Results (%)		Target Adjusted
	Annual Base	Target	Target		EBITDA As	for Actual
Named Executive Officer	Salary($)	(%)	($)	Revenues	Adjusted	Results ($)

Manuel D. Medina	425,000	100%	425,000	14.0%	75.0%	378,250
Jose A. Segrera	275,000	40%	110,000	5.6%	30.0%	97,900
Jamie Dos Santos	250,000	—	—	—	—	—
Marvin Wheeler	275,000	40%	110,000	5.6%	30.0%	97,900
Adam T. Smith	250,000	40%	100,000	5.6%	30.0%	89,000

As shown on the schedule above, the Committee determined that we achieved between 50% and 100% of our Performance Target for revenues and over 100% of our Performance Target for EBITDA, as adjusted. On May 22, 2009, the Committee determined that the earned incentive compensation awards would be paid in shares of our common stock, calculated using the closing price of our common stock on such date, which was $4.47 per share. The Committee believes that the incentive awards paid to the Named Executive Officers for the year ended March 31, 2009, in aggregate, are consistent with their level of accomplishment and appropriately reflected our performance.

Equity Incentive Awards

We believe that the grant of significant annual equity awards further links the interests of senior management and our stockholders. Therefore, we believe that the grant of stock options and the awarding of nonvested stock are important components of annual compensation. Our executive officers, including each of the Named Executive Officers, are eligible to receive awards under the Terremark Worldwide, Inc. 2005 Executive Incentive Compensation Plan (the “Plan”). The Committee considers several factors in determining whether awards are granted to an executive officer under the Plan. In addition to the factors referenced above regarding an executive officer’s overall compensation, factors include the executive’s position, his or her performance and responsibilities, the amount of options or other awards, if any, currently held by the officer, and their vesting schedule.

Stock options provide the potential for financial gain if our common stock appreciates between the date the option is granted and the date on which the option is exercised. The Committee sets the per share exercise price of stock option grants at the fair market value of a share of our common stock on the grant date. We believe that our long-term performance determines the value of stock options because realizing a financial gain on the exercise of a stock option award depends entirely on whether our stock price appreciates over time. Therefore, we believe option grants encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the price of our common stock, which benefits all of our stockholders. Stock options grants generally become exercisable in equal installments on the first, second and third anniversaries of the grant date and expire ten years from the grant date.

For the Named Executive Officers, we award nonvested, or restricted, stock, which vests over time. Unlike a stock option, restricted stock need not increase in value over time in order for the recipient to obtain a financial benefit, but such awards may decrease in value if our stock price declines. Additionally, because restricted stock awards are subject to vesting requirements, the award recipient must remain employed with us for the entirety of the vesting period, generally one to three years, in order to realize the full value of the shares. Because restricted stock generally has a greater value on the date of grant than does the same number of stock options, we generally issue fewer shares of restricted stock as compared to an option grant, which reduces potential dilution for our stockholders.

No Backdating or Spring Loading:  Our policy prohibits backdating options or granting options retroactively. In addition, we do not plan to coordinate grants of options so that they are made before our announcement of favorable information or after our announcement of unfavorable information. Our options are granted at fair market value on a fixed date or event (such as an employee’s hire date) with all required approvals obtained on or prior to the grant date. All grants to executive officers require the approval of the Committee. Our general practice is to grant restricted stock on the annual grant award date and on an employee’s hire date, although there are occasions when grants have been made on other dates.

Stock Ownership Guidelines

We grant share-based incentives in order to align the interests of our employees with those of our stockholders. Stock option awards and unvested restricted stock grants are not transferable during the executive’s life, except for certain gifts to family members (or trusts, partnerships, etc. that benefit family members).

Benefits

The Named Executive Officers participate in a variety of retirement, health and welfare and vacation benefits designed to enable us to attract and retain our Named Executive Officers in a competitive marketplace. Health and welfare and vacation benefits help ensure that we have a productive, healthy and focused workforce. Savings plans help employees, especially long-service employees, save and prepare financially for retirement.

Our qualified 401(k) Plan allows all full-time employees to contribute up to 15 percent of their base salary, up to the limits imposed by the Internal Revenue Code. Our 401(k) plan provides for discretionary matching of employee contributions. For the first seven months of the year ended March 31, 2009, we provided a 50 percent match on the first 6 percent of employee contributions, which vests over two years. Participants choose to invest their account balances from an array of investment options as selected by plan fiduciaries from time to time, plus an employer stock fund. The 401(k) Plan is designed to provide for distributions in a lump sum after termination of service. However, loans — and in-service distributions under certain circumstances such as a hardship, attainment of age 59 1/2 or a disability — are permitted.

Perquisites

Perquisites that we provide to our Named Executive Officers have a business purpose or are otherwise provided for our convenience. We do not provide perquisites to our Named Executive Officers that impart only direct or indirect personal benefits, unless such perquisities are generally available on a non-discriminatory basis to all of our employees. An item is not a perquisite if it is integrally and directly related to the performance of the Named Executive Officer’s duties.

Separation and Change in Control Arrangements

The Named Executive Officers, in accordance with the terms of their respective employment agreements, are eligible for the benefits and payments if their employment terminates in a separation or if there is a change in control, as described under Potential Payments on Termination or Change in Control beginning on page 37. We generally define separation as a termination of employment either by the employee for good reason or by us without cause or, in the case Manuel D. Medina, our Chief Executive Officer, within the context of a change in control, termination of employment by us without cause or by Mr. Medina for any reason. The different treatment in Mr. Medina’s case is a result of his unique status as the founder and sole Chief Executive, President and Chairman in our history and the likelihood that Mr. Medina would not receive a comparable role in any company resulting from a change in control transaction.

Separation Benefits.

Individual employment agreements provide severance payments and other benefits in an amount we believe is appropriate, taking into account the time it is expected to take a separated employee to find another job. The payments and other benefits are provided because we consider a separation to be a Company-initiated termination of employment that under different circumstances would not have occurred and which is beyond the control of a separated employee. Separation benefits are intended to ease the consequences to an employee of an unexpected termination of employment. We benefit by requiring a general release from separated employees. In addition, we generally include non-compete and non-solicitation provisions in individual separation agreements.

We consider it likely that it will take more time for higher-level employees to find new employment, and therefore executive officers generally are paid severance for a longer period. Additional payments may be permitted in some circumstances as a result of negotiations with executive officers, especially where we desire particular nondisparagement, cooperation with litigation, noncompetition and nonsolicitation terms which have the potential to significantly hinder the executive’s ability to procure alternative employment. See Individual Agreements under the Potential Payments on Termination or Change in Control beginning on page 37 for additional information.

Change in Control.  Individual employment agreements generally provide for compensation and benefits if there is a change in control. These agreements recognize the importance to us and our stockholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. A properly designed change in control agreement protects stockholder interests by enhancing employee focus during rumored or actual change in control activity through:

•	incentives to remain with us despite uncertainties while a transaction is under consideration or pending;

•	assurance of severance and benefits for terminated employees; and

•	access to equity components of total compensation after a change in control.

Stock option awards and nonvested restricted stock generally vest upon a change in control. The remainder of benefits generally become payable upon a change in control followed by the termination of an executive’s employment. We were guided by three principles when we adopted the so-called “single” trigger treatment for equity vehicles, which provides for vesting upon a change of control regardless of whether a particular employee loses his or her job:

•	Be consistent with current market practice among peers.

•	Keep employees relatively whole for a reasonable period but avoid creating a “windfall.”

•	Single trigger vesting ensures that ongoing employees are treated the same as terminated employees with respect to outstanding equity grants.

•	Single trigger vesting provides employees with the same opportunities as stockholders, who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the deal.

•	The Company that made the original equity grant will no longer exist following a change in control, or may continue to exist under new management and/or stockholder control, and employees should not be required to have the fate of their outstanding equity tied to the future success of an entirely different company or the same company under the control of new persons.

•	Single trigger vesting on performance-contingent equity, in particular, is appropriate given the difficulty of replicating the underlying performance goals.

•	Support the compelling business need to retain key employees during uncertain times.

•	A single trigger on equity vesting can be a powerful retention device during change in control discussions, especially for more senior executive officers where equity represents a significant portion of their total pay package.

•	A double trigger on equity provides no certainty of what will happen when the transaction closes.

Compensation Committee Report

The Committee, composed of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with our management. Based on the review and discussion, the Compensation Committee recommended to our Board of Directors that the CD&A be included in our Annual Report on Form 10-K, as amended, and in this Proxy Statement.

Miguel J. Rosenfeld
(Chairperson)
Antonio S. Fernandez
Rodolfo A. Ruiz

The following table summarizes the compensation of the Named Executive Officers for the fiscal year ended March 31, 2009. The Named Executive Officers are our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers ranked by their total compensation in the table below.

Summary Compensation Table
for Fiscal Year Ended March 31, 2009

							Change
							in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)	($)	($)(5)	($)

Manuel D. Medina	2009	425,000	—	382,699	242,539	378,250	—	13,675	1,442,163
Chairman and Chief Executive Officer
Jose A. Segrera	2009	269,615	—	175,010	121,270	97,900	—	19,333	683,128
Executive Vice President and Chief Financial Officer
Jamie Dos Santos	2009	579,055	—	17,081	—	—	—	21,885	618,021
President, Terremark Federal Group
Marvin Wheeler	2009	269,615	—	155,030	121,270	97,900	—	24,504	668,319
Chief Operations Officer
Adam T. Smith	2009	246,154	—	103,972	80,846	89,000	—	23,035	543,007
Chief Legal Officer

(1)	Amount for Ms. Dos Santos includes sales commissions of $329,055.

(2)	Represents the compensation costs of nonvested stock for financial reporting purposes in accordance with FAS 123(R), rather than an amount paid to or realized by the Named Executive Officer. See Note 15.

“Share-Based Compensation” to our consolidated financial statements set forth in our Form 10-K for the year ended March 31, 2009 for the assumptions made in determining FAS 123(R) values. The FAS 123(R) value as of the grant date for nonvested stock is recognized ratably over the applicable vesting period. There can be no assurance that the FAS 123(R) amounts will ever be realized.

(3)	Represents the compensation costs of stock options for financial reporting purposes for the year under FAS 123(R), rather than an amount paid to or realized by the Named Executive Officer. See Note 15. “Share-Based Compensation” to our consolidated financial statements set forth in our Form 10-K for the year ended March 31, 2009 for the assumptions made in determining FAS 123(R) values. The FAS 123(R) value as of the grant date for options is recognized ratably over the applicable vesting period. There can be no assurance that the FAS 123(R) amounts will ever be realized.

(4)	These amounts relate to the compensation cost of the incentive compensation awards earned but not paid during the year ended March 31, 2009. The awards are payable in cash or nonvested stock at the discretion of the Committee. On May 22, 2009, the Committee determined that the earned incentive compensation awards will be paid in shares of our common stock.

(5)	See All Other Compensation chart below for amounts, which include insurance and our match on employee contributions to our 401(k) plan.

All Other Compensation for the Fiscal Year Ended March 31, 2009

		401(K) Plan
		Company
Named Executive Officer	Insurance(1)($)	Match ($)	TOTAL ($)

Manuel D. Medina	8,752	4,923	13,675
Jose A. Segrera	19,333	—	19,333
Jamie Dos Santos	19,968	1,917	21,885
Marvin Wheeler	21,227	3,277	24,504
Adam T. Smith	19,016	4,019	23,035

(1)	Insurance amounts include payments for medical, dental, vision, life and long-term disability.

The following table provides information on the grants of plan-based awards for the fiscal year ended March, 31 2009 to each of our Named Executive Officers. There can be no assurance that the grant date fair value of nonvested stock awards will ever be realized. The amount of these awards that was earned and expensed in the year ended March 31, 2009 is shown in the Summary Compensation Table on page 34.

Grants of Plan-Based Awards
for the Fiscal Year Ended
March 31, 2009

					Estimated
					Future	All Other	All Other			Grant
					Payouts	Stock	Option			Date
					Under	Awards:	Awards:	Exercise		Fair
					Equity	Number of	Number of	or Base	Closing	Value of
		Estimated Future Payouts Under			Incentive	Shares of	Securities	Price of	Price on	Stock and
		Non-Equity Incentive Plan Awards(1)			Plan	Stock or	Underlying	Option	Grant	Option
	Grant	Threshold	Target	Maximum	Target	Units	Options	Awards	Date	Awards
Name(a)	Date(b)	($)(c)	($)(d)	($)(e)	(#)(f)	(#)(g)	(#)(h)	($)(i)	($)(j)	($)(k)(4)

Manuel D. Medina	—	340,000	425,000	510,000	—	—	—	—	—	—
	5/16/2008	—	—	—	—	75,000 (2)	—	—	5.92	444,000
	5/16/2008	—	—	—	—	7,500 (3)	—	—	5.92	44,400
Jose A. Segrera	—	82,500	110,000	137,500	—	—	—	—	—	—
	5/16/2008	—	—	—	—	50,000 (2)	—	—	5.92	296,000
Jamie Dos Santos	5/16/2008	—	—	—	—	10,000 (2)	—	—	5.92	59,200
Marvin Wheeler	—	82,500	110,000	137,500	—	—	—	—	—	—
	5/16/2008	—	—	—	—	50,000 (2)	—	—	5.92	296,000
Adam T. Smith	—	75,000	100,000	125,000	—	—	—	—	—	—
	5/16/2008	—	—	—	—	50,000 (2)	—	—	5.92	296,000

(1)	These amounts relate to the incentive compensation awards for the fiscal year ended March 31, 2009. The awards are earned by us reaching certain performance targets which are based on revenues and EBITDA, as adjusted. The awards are payable in cash or stock at the discretion of the Committee. On May 22, 2009, the Committee determined that the earned incentive compensation awards will be paid in stock.

(2)	These nonvested stock awards will vest over three years in three equal installments on the anniversary of their grant date.

(3)	The stock award vested on May 16, 2009.

(4)	Represents the fair value of the nonvested stock award in accordance with FAS 123(R), rather than an amount paid to or realized by the Named Executive Officer. The FAS 123(R) value as of the grant date for nonvested stock is recognized ratably over the applicable vesting period for financial reporting purposes. There can be no assurance that the FAS 123(R) amounts will ever be realized. The fair value of these awards is based on the closing price of our common stock on the grant date multiplied by the number of shares granted.

The following table shows the number of shares covered by exercisable and unexercisable options and nonvested stock held by our Named Executive Officers on March 31, 2009.

Outstanding Equity Awards
at Fiscal Year End
March 31, 2009

	Option Awards					Stock Awards

									Equity	Equity
									Incentive	Incentive
			Equity						Plan Awards:	Plan
			Incentive						Number of	Awards:
			Plan						Unearned	Market or
	Number of		Awards:					Market Value	Shares,	Payout of
	Securities	Number of	Number of			Number of		of Shares	Units or	Unearned
	Underlying	Securities	Securities			Shares or		or Units of	Other	Shares, Units
	Unexercised	Underlying	Underlying	Option		Units That		Stock that	Rights that	or Other
	Options(#)	Options(#)	Unexercised	Exercise	Option	have not		have not	have not	Rights that
	Exercisable	Unexercisable	Unearned	Price	Expiration	Vested		Vested($)	Vested	have not
Name(a)	(b)(1)	(c)(2)	Options(#)(d)	($)(e)(3)	Date(f)	(#)(g)		(h)(7)	(#)(i)	Vested($)(j)

Manuel D. Medina	10,000	—	—	31.88	9/21/2010	—		—	—	—
	10,000	—	—	6.70	10/18/2011	—		—	—	—
	11,500	—	—	6.00	10/18/2014	—		—	—	—
	10,000	—	—	6.30	1/21/2015	—		—	—	—
	100,000	50,000	—	5.57	11/27/2016	—		—	—	—
	—	—	—	—	—	25,000	(4)	67,250	—	—
	—	—	—	—	—	75,000	(5)	201,750	—	—
	—	—	—	—	—	7,500	(6)	20,175	—	—
Jose A. Segrera	10,000	—	—	33.13	8/31/2010	—		—	—	—
	5,000	—	—	15.00	1/15/2011	—		—	—	—
	20,000	—	—	6.70	10/18/2011	—		—	—	—
	10,000	—	—	5.10	4/1/2012	—		—	—	—
	10,000	—	—	3.30	3/31/2013	—		—	—	—
	10,000	—	—	6.50	7/9/2014	—		—	—	—
	10,000	—	—	6.74	7/14/2015	—		—	—	—
	50,000	25,000	—	5.57	11/27/2016	—		—	—	—
	—	—	—	—	—	12,500	(4)	33,625	—	—
	—	—	—	—	—	50,000	(5)	134,500	—	—
Jamie Dos Santos	15,000	—	—	15.00	3/7/2011	—		—	—	—
	20,000	—	—	6.70	10/18/2011	—		—	—	—
	27,500	—	—	5.10	4/1/2012	—		—	—	—
	20,000	—	—	3.30	4/1/2013	—		—	—	—
	10,000	—	—	6.50	7/9/2014	—		—	—	—
	10,000	—	—	6.74	7/14/2015	—		—	—	—
	—	—	—	—	—	10,000	(5)	26,900	—	—
Marvin Wheeler	5,000	—	—	14.00	3/13/2011	—		—	—	—
	500	—	—	7.80	8/17/2011	—		—	—	—
	10,000	—	—	6.70	10/18/2011	—		—	—	—
	10,000	—	—	5.10	4/1/2012	—		—	—	—
	20,000	—	—	3.30	3/31/2013	—		—	—	—
	10,000	—	—	6.50	7/9/2014	—		—	—	—
	10,000	—	—	6.74	7/14/2015	—		—	—	—
	50,000	25,000	—	5.57	11/27/2016	—		—	—	—
	—	—	—	—	—	12,500	(4)	33,625	—	—
	—	—	—	—	—	50,000	(5)	134,500	—	—
Adam T. Smith	5,000	—	—	7.80	2/2/2014	—		—	—	—
	3,000	—	—	6.74	7/14/2015	—		—	—	—
	33,333	16,667	—	5.57	11/27/2016	—		—	—	—
	—	—	—	—	—	3,334	(4)	8,968	—	—
	—	—	—	—	—	50,000	(5)	134,500	—	—

(1)	Options granted generally vest over three years and become exercisable on the first, second and third anniversary of their grant and expire on the date shown in column (f), which is the day of the tenth anniversary of their grant.

(2)	Options granted on November 27, 2006 expire on the date shown in column (f), which is the tenth anniversary of their grant with the remaining options vest on November 27, 2009.

(3)	Option exercise prices are based on the closing price of our common stock on the applicable grant date.

(4)	These stock awards will vest on November 27, 2009.

(5)	These nonvested stock awards were granted on May 16, 2008. The awards vest over three years in three equal installments on the anniversary of their grant date.

(6)	This stock award vested on May 16, 2009.

(7)	The market value of these nonvested stock grants is calculated using the closing price of our common stock on March 31, 2009, which was $2.69 per share.

Option Exercises and Stock Vested in the Fiscal Year Ended March 31, 2009

The table below presents information regarding the number and realized value of stock options exercised and stock awards that vested during the fiscal year ended March 31, 2009 for each of our Named Executive Officers.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized on	Shares	Realized on
	Acquired on	Exercise	Acquired on	Vesting
Name(a)	Exercise(b)	($)(c)	Vesting(b)	($)(c)(1)

Manuel D. Medina	—	—	30,000	112,250
Jose A. Segrera	—	—	12,500	45,375
Jamie Dos Santos	—	—	—	—
Marvin Wheeler	—	—	12,500	45,375
Adam T. Smith	—	—	3,333	12,099

(1)	The value realized on the vesting of stock awards is based on the closing price of our common stock on the vesting date multiplied by the number of shares acquired.

Potential Payments on Termination or Change in Control

The section below describes the payments that may be made to Named Executive Officers upon separation as defined below, pursuant to individual agreements or in connection with a change in control.

Separation

We provide separation pay and benefits to our Named Executive Officers pursuant to individual employment agreements. To be eligible for all of the benefits described below, a general release of claims against the Company, in the form determined by us, is required, as well as nondisparagement, cooperation with litigation and, in some cases, noncompetition and nonsolicitation agreements. These individual agreements may affect the amount paid or benefits provided following termination of employment under certain conditions as described below.

Manuel D. Medina:  Mr. Medina, our Chairman, Chief Executive Officer and President, entered into a three-year employment agreement, effective as of January 1, 2008, that automatically renews for successive one-year terms until either party gives written notice of its intention not to renew. Under the agreement, Mr. Medina receives an initial annual base salary of $425,000, subject to increase. Additionally, upon satisfying certain metrics set forth by the Compensation Committee, Mr. Medina is entitled to receive an annual bonus ranging from 80% to 120% of his base salary. Pursuant to the terms of his agreement, Mr. Medina is prohibited from competing with the Company during the one year period immediately following the termination of his employment, unless we terminate Mr. Medina’s employment without cause or he terminates his employment for “good reason” as specified in the employment agreement. If the Company terminates Mr. Medina’s employment without cause, or if Mr. Medina terminates his employment for good reason, then he is entitled to receive an amount equal to three times the sum of (A) his annual base salary as in effect immediately prior to the termination date and (B) his target bonus for the bonus period in which termination occurs. Additionally, Mr. Medina would be entitled to payment of all benefits accrued through the date of termination, his termination year bonus, vesting of all unvested equity awards and the continuation of certain other benefits for a one-year period commencing immediately following termination.

Jose A. Segrera:  Mr. Segrera, our Executive Vice President and Chief Financial Officer, entered into a three-year agreement, effective June 13, 2008, that automatically renews for successive one-year terms until either party gives written notice of its intention not to renew. Under the agreement, Mr. Segrera receives an initial annual base salary of $275,000, subject to increase. Additionally, upon satisfying certain metrics set forth by the Committee, Mr. Segrera is entitled to receive an annual bonus ranging from 30% to 50% of his base salary. Pursuant to the terms of the agreement, Mr. Segrera is prohibited from competing with us during the one year period immediately following the termination of his employment, unless we terminate such employment without cause or Mr. Segrera terminates his employment for “good reason”. If we terminate Mr. Segrera’s employment without cause or he terminates his employment for good reason, then he is entitled to receive an amount equal to two times the sum of his annual base salary as in effect immediately prior to the termination date and his target bonus for the bonus period in which termination occurs. Additionally, he would be entitled to payment of all benefits accrued through the date of termination, the termination year bonus and the continuation of certain other benefits for a one-year period commencing immediately following termination.

Jamie Dos Santos:  Ms. Dos Santos, Chief Executive Officer of our wholly-owned subsidiary, Terremark Federal Group, entered into three year employment agreement, effective July 18, 2008 that automatically renews for successive one-year terms unless either party delivers written notice of its intention not to renew. Under the employment agreement, Ms. Dos Santos receives an initial annual base salary of $250,000, subject to increase, and certain payments made pursuant to sales commission arrangements she has in effect with the Company. Pursuant to the agreement, Ms. Dos Santos is prohibited from competing with us during the one-year period immediately following the termination of her employment, unless we terminate such employment without cause or Ms. Dos Santos terminates her employment for “good reason”. If we terminate Ms. Dos Santos’ employment without cause, or if Ms. Dos Santos terminates her employment for good reason, then she is entitled to receive an amount equal to two times 140% of her annual base salary as in effect immediately prior to the termination date. Additionally, she would be entitled to payment of all benefits accrued through the date of termination and the continuation of certain other benefits for a one-year period commencing immediately following termination.

Marvin Wheeler:  Mr. Wheeler, our Chief Operations Officer, entered into a three-year employment agreement, effective June 13, 2008 that automatically renews for successive one-year terms until either party gives written notice of its intention not to renew. Under the agreement, Mr. Wheeler receives an initial annual base salary of $275,000, subject to increase. Additionally, upon satisfying certain metrics set forth by the Committee, Mr. Wheeler is entitled to receive an annual bonus ranging from 30% to 50% of his base salary. Pursuant to the terms of the agreement, Mr. Wheeler is prohibited from competing with us during the one year period immediately following the termination of his employment, unless we terminate such employment without cause or Mr. Wheeler terminates his employment for “good reason”. If we terminate Mr. Wheeler’s employment without cause or he terminates his employment for good reason, then he is entitled to receive an amount equal to two times the sum of his annual base salary as in effect immediately prior to the termination date and his target bonus for the bonus period in which termination occurs. Additionally, he would be entitled to payment of all benefits accrued through the date of termination, the termination year bonus and the continuation of certain other benefits for a one-year period commencing immediately following termination.

Adam T. Smith:  Mr. Smith, our Chief Legal Officer, entered into a three-year employment agreement, effective June 13, 2008 that automatically renews for successive one-year terms until either party gives written notice of its intention not to renew. Under the agreement, Mr. Smith receives an initial annual base salary of $250,000, subject to increase. Additionally, upon satisfying certain metrics set forth by the Committee, Mr. Smith is entitled to receive an annual bonus ranging from 30% to 50% of his base salary. Pursuant to the terms of the agreement, Mr. Smith is prohibited from competing with us during the one year period immediately following the termination of his employment, unless we terminate such employment without cause or Mr. Smith terminates his employment for “good reason”. If we terminate Mr. Smith’s employment without cause or Mr. Smith terminates his employment for good reason, then he is entitled to receive an amount equal to two times the sum of his annual base salary as in effect immediately prior to the termination date and his target bonus for the bonus period in which termination occurs. Additionally, he would be entitled to payment of all benefits accrued through the date of termination, the termination year bonus and the continuation of certain other benefits for a one-year period commencing immediately following termination.

Under the employment agreements, a termination for “good reason” by the Named Executive Officers generally includes any of the following actions by us without the executive’s written consent:

•	the assignment of the Named Executive Officer to duties inconsistent in any material respect with the Named Executive Officer’s position, or, in the case of Mr. Medina, the withdrawal of any authority granted to him under his employment agreement;

•	any failure by us to compensate the Named Executive Officer as required under the employment agreement;

•	our requirement that the Named Executive Officer be based at any office or location outside of Miami, Florida, except for travel reasonably required in the performance of the Named Executive Officer’s responsibilities; or

•	the Named Executive Officer is requested by us to engage in conduct that is reasonably likely to result in a violation of law.

Under the employment agreements, a termination by us for cause generally includes:

•	a conviction of the Executive, or a plea of nolo contendere, to a felony involving dishonesty or a breach of trust;

•	willful misconduct or gross negligence by the Named Executive Officer resulting, in either case, in material economic harm to us;

•	a willful continued failure by the Named Executive Officer to carry out the reasonable and lawful directions of the Board or, in the case of any Named Executive Officer other than Mr. Medina, the Chief Executive Officer of the Company;

•	fraud, embezzlement, theft or dishonesty of a material nature by the Named Executive Officer against us, or a willful material violation by the Named Executive Officer of a policy or procedure of the Company, resulting, in any case, in material economic harm to us; or

•	a willful material breach by the Named Executive Officer of the employment agreement.

An act or failure to act shall not be “willful” if (i) done by the Named Executive Officer in good faith or (ii) the Named Executive Officer reasonably believed that such action or inaction was in our best interests, and “cause” shall not include any act or failure to act as described above (except for the conviction or plea of nolo contendere to a felony) unless we shall have provided notice of the act or failure to act to the Named Executive Officer, and such person fails to cure such act or failure to act within 10 business days of receiving such notice.

Change in Control

With respect to our Named Executive Officers, the following severance benefits would be provided upon qualifying terminations of employment in connection with or within six months preceding or two years following a change in control:

•	Cash severance pay equal to two times the sum of his/her annual base salary and incentive compensation as in effect immediately prior to the termination date and his target bonus for the bonus period in which termination occurs, except for Mr. Medina the multiple for whom equals three times such payments and Ms. Dos Santos who receives two times 140% of her base salary.

•	The value of any annual fringe benefits.

•	Vesting of all equity awards that had not previously vested.

Any of the following generally constitutes a “change in control”:

•	Approval by our stockholders of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions involving the Company.

•	During any two consecutive years, our incumbent directors cease to constitute the majority unless replacement directors were nominated by such incumbent directors.

•	The acquisition by any person or group of more than 30% of either the then outstanding shares of our common stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors.

•	Approval by our stockholders of our complete liquidation or dissolution.

The following describes the treatment of outstanding stock options and nonvested stock upon a change of control per our different stock plans except for certain options issued prior to the 2000 Stock Option Plan:

2005 Executive Compensation Plan and 2000 Directors Plan

•	Upon a change in control, all outstanding stock options and nonvested stock will become fully vested.

2000 Stock Option Plan

•	To the extent not previously exercised each option shall terminate immediately.

•	The Committee in its sole discretion may cancel any option that remains unexercised on the effective date of the transaction. The Committee shall give written notice in order that optionees may have a reasonable period of time prior to the closing date of the change in control within which to exercise any exercisable options.

In accordance with Item 402 of Regulation S-K, the table below was prepared as though a change in control occurred and the Named Executive Officers’ employment was terminated on March 31, 2009, using the closing price of our common stock as of that date. The amounts presented in the table are estimates and do not necessarily reflect the actual value of the payments and other benefits that would be received by the Named Executive Officers upon a change of control, which would only be known at the time that employment actually terminates. We believe the remaining assumptions listed below, which are necessary to produce these estimates, are reasonable individually and in the aggregate. The table below illustrates the foregoing analysis as applied to the change of control obligations contained in the employment agreements with our Named Executive Officers.

General Assumptions

•	Change in control date was March 31, 2009.

•	All executives were terminated on change in control date.

Equity-based Assumptions

•	Stock options and nonvested stock vested on March 31, 2009.

•	Stock options that become vested due to the change in control are valued at the difference between the actual exercise price and the fair market value of the underlying stock. The following inputs were used:

•	actual exercise price of each option; and

•	closing price of stock on March 31, 2009 which was $2.69 per share.

Change in Control Payment and Benefit
Estimates as of March 31, 2009

		Accelerated Vesting of
		Equity Value
	Severance	Stock	Nonvested
Named Executive Officer	Pay($)(1)(2)	Options($)(3)	Stock($)	Total($)

Manuel D. Medina	2,975,000	—	289,175	3,264,175
Jose A. Segrera	880,000	—	168,125	1,048,125
Jamie Dos Santos	700,000	—	26,900	726,900
Marvin Wheeler	880,000	—	168,125	1,048,125
Adam T. Smith	800,000	—	143,468	943,468

(1)	The annual base salaries and incentive compensation used in the computation were based on the Named Executive Officer’s employment agreement in effect at the date of the filing.

(2)	In calculating the incentive compensation in the year the change in control occurs for the severance pay amount, we assumed that we would pay the incentive compensation for a full year. The actual incentive compensation payout amount would be a pro-rated amount through the end of the termination date in the given fiscal year.

(3)	Our Named Executive Officers have stock options with exercise prices ranging from $3.30 to $31.88, which are greater than the fair market value of the common stock on the assumed change in control date. Therefore, the stock options are not “in the money,” and we would not have to make any additional payments nor would the Named Executive Officers receive any benefit.

Director Compensation

We maintain a policy of compensating our directors using stock option and nonvested stock grants and, in the case of service on some committees of our Board, payments of cash consideration. Upon their election as a member of our Board, each director received options to purchase 10,000 shares of our common stock. Our employee directors receive the same compensation as our non-employee directors. As described more fully below, this chart summarizes the annual cash compensation for our Board for the year ended March 31, 2009.

Director Compensation for the Fiscal Year Ended
March 31, 2009

	Fees
	Earned			Non-Equity
	or Paid	Stock	Option	Incentive Plan	All Other
	in Cash	Awards($)	Awards($)	Compensation	Compensation
Name(a)	($)(b)	(c)(1)	(d)	($)(e)	($)(f)		Total($)

Joseph R. Wright Jr.	9,000	58,755	—	—	100,000	(2)	167,755
Guillermo Amore	—	58,755	—	—	240,000	(3)	298,755
Timothy Elwes	—	58,755	—	—	—		58,755
Antonio S. Fernandez	61,000	58,755	—	—	—		119,755
Arthur L. Money	—	58,755	—	—	60,000	(4)	118,755
Marvin S. Rosen	—	58,755	—	—	—		58,755
Miguel J. Rosenfeld	59,000	58,755	—	—	—		117,755
Rodolfo A. Ruiz	28,000	58,755	—	—	—		86,755

(1)	Represents the compensation costs of nonvested stock for financial reporting purposes in accordance with FAS 123(R), rather than an amount paid to or realized by the Director. See Note 15. “Share-Based Compensation” to our consolidated financial statements set forth in our Form 10-K for the year ended March 31, 2009 for the assumptions made in determining FAS 123(R) values. The FAS 123(R) value as of the grant date for nonvested stock is recognized ratably over the applicable vesting period. There can be no assurance that the FAS 123(R) amounts will ever be realized.

On May 16, 2008, the Committee approved the grant of 7,500 shares of nonvested stock to each director which vested on May 16, 2009.

As of March 31, 2009, the aggregate number of stock option awards outstanding was: Mr. Wright — 41,500 shares; Mr. Amore — 41,500 shares; Mr. Elwes — 41,500 shares; Mr. Fernandez — 31,500 shares; Mr. Money — 31,500; Mr. Rosen — 44,750 shares; Mr. Rosenfeld — 41,550 shares; and Mr. Ruiz — 31,500 shares.

(2)	On September 21, 2001, we entered into a consulting agreement with Mr. Wright. The agreement is for a term of one year after which it renews automatically for successive one-year periods. Either party may terminate the agreement by providing 90 days notice. The agreement provides for annual compensation of $100,000, payable monthly.

(3)	In November 2006, we entered into a consulting agreement with Mr. Amore. The agreement, effective October 2006, provides for annual compensation of $240,000, payable monthly. In conjunction with this agreement, our Board of Directors approved the issuance of 50,000 shares of nonvested stock with a vesting period of one year.

(4)	On June 13, 2006, we entered into an employment letter agreement with Mr. Money where he agreed to serve as our Director of Government, Military and Homeland Security Affairs. The employment letter expired by its terms on January 31, 2007 but continues in effect unless terminated by us or him on 48 hours written notice for terminations with cause or on 90 days written notice for terminations without cause. The agreement provides for annual compensation of $60,000, payable monthly, and a grant of 15,000 shares of nonvested stock. The compensation cost of this award was recognized for the year ended March 31, 2006. Mr. Money is not considered an officer of Terremark, and the employment letter expressly provides that he is not granted the ability to bind us to any agreement with a third party or to incur any obligation or liability on our behalf.

Directors are compensated for their service as a director as shown below:

Schedule of Director Fees
March 31, 2009

Compensation Item	Amount ($)

Annual Retainers
Audit Committee Chair	12,000
Compensation Committee Chair	8,000
Nominating and Corporate Governance Committee Chair	8,000
Audit Committee Members	9,000
Compensation Committee Members	6,000
Nominating and Corporate Governance Committee Members	6,000
Per meeting fees	1,000

All annual retainers are paid in quarterly installments.

Other.  We reimburse all directors for travel and other necessary business expenses incurred in the performance of their services we extend coverage to them under our travel accident and directors’ and officers’ indemnity insurance policies.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Related Person Transactions

The Audit Committee, in accordance with its charter, conducts an appropriate review of and oversees all related party transactions on a continuing basis and reviews potential conflict of interest situations where appropriate. This obligation is buttressed by the Company’s Code of Ethics for the CEO and Senior Financial Officers, which mandates that the CEO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning any violation of the Code of Ethics or the Company’s Code of Business Conduct, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting disclosures or internal controls.

Additionally, the Company’s general Code of Conduct and Ethics, which applies to all of the Company’s employees, expressly provides that service to the Company should never be subordinated to personal gain and advantage and provides the following non-exhaustive list of conflicts to which the Company’s Board of Directors, or relevant committee thereof, and management will apply a higher level of scrutiny:

•	any significant ownership interest in any supplier or customer;

•	any consulting or employment relationship with any customer, supplier, or competitor;

•	any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities to the Company;

•	the receipt of non-nominal gifts or excessive entertainment from any organization with which the Company has current or prospective business dealings;

•	being in the position of supervising, reviewing, or having any influence on the job evaluation, pay, or benefit of any family member; and

•	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable directors, officers, or employees are permitted to so purchase or sell.

The Audit Committee has not adopted formal standards to apply when it approves or ratifies related party transactions. However, traditionally, as reflected in the minutes of its meetings, the Audit Committee has followed the standard that all related party transactions must be fair and reasonable to the Company and on terms comparable to those reasonably expected to be agreed to with independent third parties for the same goods and/or services at the time they are approved or ratified by the Audit Committee.

Related Person Relationships and Transactions

We have entered into indemnification agreements with all of our directors and some of our officers, to provide them with the maximum indemnification allowed under our bylaws and applicable law, including indemnification for all judgments and expenses incurred as the result of any lawsuit in which such person is named as a defendant by reason of being one of our directors, officers or employees, to the extent such indemnification is permitted by our bylaws and the laws of State of Delaware. We believe that the limitation of liability provisions in our Amended and Restated Certificate of Incorporation and the indemnification agreements enhance our ability to continue to attract and retain qualified individuals to serve as directors and officers.

On June 13, 2006, we entered into an employment letter agreement with Arthur L. Money, a member of our Board of Directors. Under the terms of this letter agreement, Mr. Money agrees to serve as Director of Government, Military and Homeland Security Affairs. The original term of the employment letter expired on January 31, 2007; however, the employment letter continues in effect unless and until terminated by us or him upon 48 hours written notice for cause or upon 90 days written notice without cause. Pursuant to the employment letter, we issued to Mr. Money 15,000 shares of our common stock under our 2005 Executive Incentive Compensation Plan, and Mr. Money additionally receives compensation in an amount equal to $5,000 per month. Notwithstanding his title, the employment letter explicitly provides that Mr. Money is not an officer of Terremark and is not vested with the authority to bind Terremark to any agreement with a third party or to incur any obligation or liability on behalf of Terremark.

We entered into an agreement with Joseph R. Wright, Jr., a member of our board of directors, commencing September 21, 2001, engaging him as an independent consultant. The original term of the agreement was one year, after which it renews automatically for successive one-year periods. Either party may terminate the agreement by providing 90 days notice. The agreement provides for an annual compensation of $100,000, payable monthly.

We have also entered into a consulting agreement with Guillermo Amore, a member of our board of directors, engaging him as an independent consultant. The agreement, effective October 2006, provides for annual compensation of $240,000, payable monthly. In addition, in October 2006, our board of directors approved the issuance of 50,000 shares of nonvested stock to Mr. Amore with a vesting period of one year.

In May 2003, we entered into a subcontractor agreement with Fusion Telecommunications International, Inc. to provide Internet protocol services under our agreement with the Diplomatic Telecommunications Service — Program Office for 16 U.S. embassies and consulates in Asia and the Middle East. Fusion’s Chief Executive Officer, Marvin S. Rosen, is one of our directors. In addition, Fusion’s former Chairman, Joel Schleicher, and Kenneth Starr, one of Fusion’s other directors, formerly served on our board. Manuel D. Medina, our Chairman, President and Chief Executive Officer, and Mr. Wright, formerly served on Fusion’s board of directors. For the years ended March 31, 2009 and March 31, 2008, we did not purchase any services from Fusion. For the year ended March 31, 2007, we purchased approximately $0.5 million in services from Fusion.

On May 29, 2009, in a private transaction, we sold to a wholly-owned subsidiary of VMware, Inc. four million shares of our common stock at a purchase price of $5.00 per share, for a total purchase price equal to $20 million. In connection with this transaction, we have agreed to register such shares for resale on or prior to the 30th day following the closing date, subject to our ability to elect up to two, five business day extensions. We believe the investment will significantly expand our brand value and standing in the marketplace and will drive revenue growth in the future. As part of the VMware vCloud Initiative, the two companies have worked together to provide leading-edge utility and cloud computing services to the enterprise and federal markets and continue to jointly cooperate to create and launch cloud infrastructure services.

Director Independence

Our Nominating and Corporate Governance Committee has affirmatively determined that Messrs. Elwes, Fernandez, Wright, Rosenfeld and Ruiz are “independent” as defined by NASDAQ Stock Market Rule 5605(a)(2). Additionally, each of Messrs. Fernandez, Rosenfeld and Ruiz, who comprise our Audit Committee, are “independent” as defined by the more stringent standard contained in NASDAQ Stock Market Rule 5605(c)(2).

INDEPENDENT ACCOUNTANTS

KPMG LLP

For the fiscal years ended March 31, 2009 and 2008, KPMG LLP, which we refer to as KPMG, served as our independent registered certified public accounting firm. A representative from KPMG is expected to attend the 2009 Annual Meeting of Stockholders and will have the opportunity to make a statement and answer questions.

Fees and Services of Independent Auditors

Set forth in the table below are the fees billed for services by KPMG for our fiscal years ended March 31 2009 and 2008 (in millions):

	2009	2008

Audit Fees	$1.3	$1.6
Audit-Related Fees	0.4	0.1

	$1.7	$1.7

Audit fees primarily represent amounts for services related to the audit of our consolidated financial statements and internal control over financial reporting and reviews of financial statements included in our

Forms 10-Q. Audit-related fees represent amounts for services related to preparation of comfort and related letters, consents provided in connection with our registration statements and procedures performed in connection with our acquisitions.

Tax Fees

There were no fees billed by KPMG for tax services for the years ended March 31, 2009 or 2008.

All Other Fees

There were no fees billed by KPMG for other services for the years ended March 31, 2009 or 2008.

Audit Committee Approval

Our audit committee has a policy in place that requires its review and pre-approval of all audit and permissible non-audit services provided by our independent auditors. The services requiring pre-approval by the audit committee may include audit services, audit related services, tax services and other services. The pre-approval requirement is waived with respect to the provision of non-audit services if (i) the aggregate amount of all such non-audit services provided to us constitutes not more than 5% of the total amount of revenues paid by us to our independent auditors during the fiscal year in which such non-audit services were provided, (ii) such services were not recognized at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the attention of the audit committee or by one or more of its members to whom authority to grant such approvals has been delegated by the audit committee.

Our audit committee pre-approved all services provided to us by KPMG for the years ended March 31, 2009 and 2008.

OTHER BUSINESS

We know of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

STOCKHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING

Stockholders interested in presenting a proposal to be considered for inclusion in the Proxy Statement for presentation at our 2010 annual meeting of stockholders may do so by following the procedures prescribed in Commission Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by us on or before April 9, 2010.

After the April 9, 2010 deadline, stockholders interested in presenting a proposal for consideration at the 2010 annual meeting of stockholders may submit the proposal and present it at the 2010 annual meeting, but we are not obligated to include the proposal in our proxy materials. Rule 14a-4 of the Commission’s proxy rules allows a company to use discretionary voting authority to vote on matters coming before an annual meeting of stockholders if the company does not have notice of the matter at least 45 days before the date corresponding to the date on which the company first mailed its proxy materials for the prior year’s annual meeting of stockholders or the date specified by an overriding advance notice provision in the company’s bylaws. Accordingly, for our 2010 annual meeting of stockholders, a stockholder must submit such written notice to our corporate secretary on or before June 30, 2010.

Send all proposals to Adam T. Smith, Secretary, Terremark Worldwide, Inc., One Biscayne Tower, 2 South Biscayne Blvd. Suite 2800 Miami, Florida 33131.

Annual Meeting of TERREMARK WORLDWIDE, INC.ANNUAL MEETING OF TERREMARK WORLDWIDE, INC. to be held on Friday, September 11, 2009 Date: September 11, 2009 This proxy is being solicitied on behalf of the Board of Directors Time: 10 A.M. Eastern TimePlace: 50 Northeast 9th Street, Miami, Florida 33132 VOTED BY: INTERNET TELEPHONEPlease make your marks like this: Use dark black pencil or pen only . Go To provided 1-866-390-5316 www.proxypush.com/tmrk Board of Directors Recommends a Vote FOR the Following Proposal. • Use any touch-tone telephone. • Cast your vote online. OR • Have your Voting Instruction Form ready. 1: PROPOSAL 1 • View Meeting Documents. Election of the following director nominees to the Company’s Board of envelope • Follow the simple recorded instructions. MAIL Directors to serve until the 2010 Annual Meeting of Stockholders or until their successors have been duly elected and qualified: OR • Mark, sign and date your Voting Instruction Form. • Detach your Voting Instruction Form. in the • Return your Voting Instruction Form in the 01 Manuel D. Medina 06 Arthur L. Money postage-paid envelope provided. portion 02 Joseph R. Wright, Jr. 07 Marvin S. Rosen The undersigned hereby appoints Adam T. Smith and Jose A. Segrera, and each of them individually, as attorneys and proxies 03 Guillermo Amore 08 Miguel J. Rosenfeld of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the 04 Timothy Elwes 09 Rodolfo A. R uiz shares of Series I Convertible Preferred Stock, par value $0.001 per share, of Terremark Worldwide, Inc. (the “Company”), 05 Antonio S. Fernandez 10 Frank Botman which the undersigned may be entitled to vote at our 2009 Annual Meeting of Stockholders to be held at 10:00 a.m. on Friday, September 11, 2009, at the NAP of the Americas, located at 50 Northeast 9th Street, Miami, Florida 33132, and at any and Vote For Withheld Vote all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally All Nominees From All Nominees present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. Each outstanding share of Series I Convertible Preferred Stock entitles the undersigned to cast that number of votes on the proposal equal to the number of whole shares of the Company’s Common Stock into which the undersigned’s shares of Series I Convertible Preferred Stock can be Directors and return just this converted. As of the record date, July 17, 2009, each share of Series I Convertible Preferred Stock may be converted into 3,333 Recommend perforation shares of the Company’s common stock, par value $0.001 per share. For Against Abstain 2: PROPOSAL 2 THIS PROXY, WHEN PROPERLY E XECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE In their discretion, the proxies are authorized to For UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION vote upon such business as may properly come OF ALL DIRECTOR NOMINEES LISTED HER EIN; AND IN THE DISCRETION OF THE PROXIES, “FOR” OR “AGAINST” before the meeting. ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. at the All votes must be received by 05:00 P.M., Eastern Time, September 10, 2009. carefully Please indicate if you plan to attend this meeting: Authorized Signatures — This section must be PROXY TABULATOR FOR completed for your Instructions to be executed. separate TERREMARK WORLDWIDE, INC. C/O MEDIANT COMMUNICATIONS, LLC. Please Sign Here Please Date Above P.O. BOX 8016 Please CARY, NC 27512-9903 Please Sign Here Please Date Above EVENT # CLIENT # NOTE: Your signature should appear exactly the same as your name appears hereon. If signing as OFFICE # partner, attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed within the United States.

Revocable Proxy — TERREMARK WORLDWIDE, INC. Annual Meeting of Stockholders September 11, 2009, 10:00 a.m. (Eastern Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms that the proxies appointed hereby, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of 2009 Annual Meeting of Stockholders and the Proxy Statement, both dated [ ], 2009, and the Company’s 2009 Annual Report to Stockholders. This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted: Please separate FOR the nominees for directors specified (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) carefully at the perforation and return just this portion in the envelope
provided
..

ANNUAL MEETING OF TERREMARK WORLDWIDE, INC.

01 Manuel D. Medina	06 Arthur L. Money
02 Joseph R. Wright, Jr.	07 Marvin S. Rosen
03 Guillermo Amore	08 Miguel J. Rosenfeld
04 Timothy S. Elwes	09 Rodolfo A. Ruiz
05 Antonio S. Fernandez	10 Frank Botman

Vote For All Nominees	Withheld Vote From All Nominees	*Vote For All Except
☐	☐	☐

***INSTRUCTIONS:** To withhold authority to vote for any nominee, mark the "Exception" box and write the number(s) of the nominee(s) from whom you want to withhold your vote in the space to the right. ______________________

Please indicate if you plan to attend this meeting: ☐

______________________ Please Sign Here ______________________ Please Date Above

______________________ Please Sign Here ______________________ Please Date Above

VOTED BY:

INTERNET
Go To
www.proxypush.com/tmrk
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE
1-866-390-5316
- Use any touch-tone telephone.
- **Have your Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Voting Instruction Form.
- Detach your Voting Instruction Form.
- Return your Voting Instruction Form in the postage-paid envelope provided.

PROXY TABULATOR FOR

EVENT #

CLIENT #

OFFICE #

Annual Meeting of TERREMARK WORLDWIDE, INC. ANNUAL MEETING OF TERREMARK WORLDWIDE, INC. to be held on Friday, September 11, 2009 Date: September 11, 2009 This proxy is being solicitied on behalf of the Board of Directors Time: 10 A.M. Eastern Time Place: 50 Northeast 9th Street, Miami, Florida 33132 VOTED BY: Please make your marks like this: Use dark black pencil or pen only . INTERNET TELEPHONE provided Go To 1-866-390-5316 Board of Directors Recommends a Vote FOR the Following Proposal. www.proxypush.com/tmrk • Use any touch-tone telephone. 1: PROPOSAL 1 • Cast your vote online. OR envelope View Meeting Documents. • Have your Voting Instruction Form ready. Election of the following director nominees to the Company’s Board of • • Follow the simple recorded instructions. Directors to serve until the 2010 Annual Meeting of Stockholders or until MAIL their successors have been duly elected and qualified: OR • Mark, sign and date your Voting Instruction Form. in the • Detach your Voting Instruction Form. 01 Manuel D. Medina 06 Arthur L. Money • Return your Voting Instruction Form in the portion postage-paid envelope provided. 02 Joseph R. Wright, Jr. 07 Marvin S. Rosen 03 Guillermo Amore 08 Miguel J. Rosenfeld The undersigned hereby appoints Adam T. Smith and Jose A. Segrera, and each of them individually, as attorneys and 04 Timothy Elwes 09 Rodolfo A. Ruiz proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, 05 Antonio S. Fernandez 10 Frank Botman to vote all of the shares of common stock, par value $0.001 per share, of Terremark Worldwide, Inc. (the “Company”), Vote For Withheld Vote which the undersigned may be entitled to vote at our 2009 Annual Meeting of Stockholders to be held at 10:00 a.m. All Nominees From All Nominees on Friday, September 11, 2009, at the NAP of the Americas, located at 50 Northeast 9th Street, Miami, Florida 33132, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following and return just this instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. Directors Recommend perforation THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE For Against Abstain 2: PROPOSAL 2 UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE In their discretion, the proxies are authorized to For ELECTION OF ALL DIRECTOR NOMINEES LISTED HEREIN; AND IN THE DISCRETION OF THE PROXIES, vote upon such business as may properly come “FOR” OR “AGAINST” ALL OTHER MATTERS AS MAY PROPERLY C OME BEFORE THE ANNUAL MEETING. before the meeting. at the All votes must be received by 05:00 P.M., Eastern Time, September 10, 2009. carefully Please indicate if you plan to attend this meeting: Authorized Signatures — This section must be PROXY TABULATOR FOR completed for your Instructions to be executed. separate TERREMARK WORLDWIDE, INC. C/O MEDIANT COMMUNICATIONS, LLC. Please Sign Here Please Date Above P.O. BOX 8016 CARY, NC 27512-9903 Please Sign Here Please Date Above Please
EVENT #
CLIENT #
NOTE: Your signature should appear exactly the same as your name appears hereon. If signing as OFFICE # partner, attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed within the United States.

Revocable Proxy — TERREMARK WORLDWIDE, INC. Annual Meeting of Stockholders September 11, 2009, 10:00 a.m. (Eastern Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms that the proxies appointed hereby, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of 2009 Annual Meeting of Stockholders and the Proxy Statement, both dated [ ], 2009, and the Company’s 2009 Annual Report to Stockholders. This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted: Please separate FOR the nominees for directors specified (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) carefully at the perforation
and return just this portion in the envelope
provided
..